Exhibit 3.3


                      APPLE RESIDENTIAL INCOME TRUST, INC.
                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION


              1. Name. The name of the Corporation is Apple Residential Income Trust, Inc.

              2. The Amendment. The Amendment adds a new Article VIII to the Articles of Incorporation which shall read as follows:

                                          ARTICLE VIII
                                     SHAREHOLDER VOTE ON MERGER

                         Any  merger  or  plan  of  merger  of  the  Corporation
                    required to be approved by the shareholders may be approved by the vote of the holders of a majority of the issued and outstanding Common Shares of the Corporation, with each share entitled to one vote.

              3. Board Action. The sole Director by written consent dated October 17, 1996 found the Amendment to the Articles of Incorporation to be in the best interest of the Corporation and directed that it be submitted to a vote of the Corporation's sole shareholder.

              4. Shareholder Action: As of October 17, 1996, the amendment was approved by the written consent of the sole shareholder of the Corporation.
Dated: October 17, 1996



                                           APPLE RESIDENTIAL INCOME TRUST, INC.


                                           By: /s/ Glade M. Knight
                                               ---------------------------------
                                               Glade M. Knight, President